EXHIBIT 10.02

                           MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (this "Memorandum") is entered into by and among FIRST CHOICE, a British Columbia corporation and IDAHO CONSOLIDATED METALS CORPORATION, a British Columbia corporation ("ICMC").

WHEREAS, ICMC is the owner of unpatented mining claims ("Claims") located in the State of Montana, as described in Exhibit A attached hereto.

WHEREAS, ICMC and FIRST CHOICE have entered into a Mutual Nondisclosure Agreement, as described in Exhibit B attached hereto, in order to proceed with due diligence and the negotiation of a mining claim Joint Venture agreement between the parties.

WHEREAS, FIRST CHOICE would like to enter into an Agreement whereby, during the term of the Agreement FIRST CHOICE would have the exclusive right to explore the Claims and earn an interest therein.

WHEREAS, ICMC and FIRST CHOICE believe that they have tentatively reached an agreement in principle as to the major terms and conditions of a Joint Venture Agreement and they wish to memorialize those terms in writing.

ICMC and FIRST CHIOICE understand as follows:

1. That ICMC intends to enter into a Joint Venture Agreement with FIRST CHOICE whereby during the term of the Option Agreement FIRST CHOICE will have the right to acquire up to a 40% interest in the claims listed in Exhibit A by paying certain consideration and performing a work program.

2. The term of the Joint Venture Agreement will be five years. Within sixty (60) days of the signing of the Memorandum Of Understanding, FIRST CHOICE will pay to ICMC $25,000 U.S. dollars to repay ICMC actual costs in the property and $200,000 U.S. dollars for consideration along with 200,000 shares of FIRST CHOICE stock.

3. FIRST CHOICE hereby agrees to assume and be responsible for any finders fees or related costs caused by this transaction approved as required by the CDNX.

MEMORANDUM OF UNDERSTANDING                        - 1 -

4. FIRST CHOICE'S work commitment for the property will be as follows and along with the work commitment FIRST CHOICE will pay ICMC 250,000 fully registered and unrestricted shares of its common stock per year:

-------------------- ------------------------------ --------------------------
YEAR                 WORK COMMITMENT                SHARES
-------------------- ------------------------------ --------------------------
Year Two             U.S.$75,0000                   250,000
-------------------- ------------------------------ --------------------------
Year Three           U.S.$150,000                   250,000
-------------------- ------------------------------ --------------------------
Year Four            U.S.$200,000                   250,000
-------------------- ------------------------------ --------------------------

5. As part of the Joint Venture Agreement, FIRST CHOICE shall have the option in year five to buy an additional 10% interest for a total of a 50% interest by paying ICMC for Two Million Five hundred thousand United States Dollars ($2,500,000). ICMC shall be entitled to a three percent (3%) Net Smelter Royalty on the property if they decline to participate in further development of the property after FIRST CHOICE has earned a 40% interest. The specific terms and conditions of this royalty will be defined in the Joint Venture Agreement. This purchase shall not include the purchase of any lateral, apex or similar rights, interests or titles that ICMC may have in other claims due to its Claims.

6. FIRST CHOICE and ICMC understand that the board of directors, of both companies, along with the CDNX will need to approve the formal Agreement between the parties.

7. FIRST CHOICE and ICMC agree to proceed promptly and in good faith to conclude the negotiation of the formal Joint Venture Agreement and which will be on the Rocky Mountain Mineral Law form.

8. This Memorandum does not modify or amend the Mutual Nondisclosure Agreement between the parties, which continues in full force and effect.

9. ICMC understands that FIRST CHOICE is planning to use this document in connection with obtaining financing for this project.

10. In any action to enforce the terms of this Memorandum, the prevailing party(ies) shall be entitled to recover from the other(s) the costs and expenses of such action, including, but not limited to, attorney fees.

11. Any dispute arising under this Agreement, that is unresolved though unaided negotiations, shall be submitted to binding arbitration under the rules of the American Arbitration Association. The most prevailing party(ies) in any arbitration preceding shall be entitled to recover from the other(s) the reasonable costs and expenses of such action as determined by an arbitrator.

MEMORANDUM OF UNDERSTANDING                        - 2 -

12. Any communications under this Memorandum shall be given to the parties either by Registered Canadian mail, telephone or facsimile to the parties as set forth below:

         (a)      If to FIRST CHOICE:
                  First Choice Industries Ltd.
                  5486 Paton Dr
                  Delta,  B.C.  V4K 2G3
                  Facsimile No.: 604-946-4560

         (b)      If to ICMC:
                  Idaho Consolidated Metals Corp
                  Suite 101
                  5000 Bridge St
                  Delta, British Columbia
                  Canada            V4K 2K4
                  Facsimile No.: 604-940-8865

13. The internal laws of the State of Montana will apply to this Memorandum.

On Behalf of Idaho Consolidated Metals Corp

Delbert Steiner
President and CEO

On Behalf of First Choice Industries

Bob Chancey
President and CEO

MEMORANDUM OF UNDERSTANDING                        - 3 -